Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Third Fiscal Quarter Ended December 31, 2021 and Announces Increase in Quarterly Dividend to $0.48 per share for the Quarter Ended March 31, 2022
CSWC Reports Pre-Tax Net Investment Income of $0.51 Per Share for Quarter Ended December 31, 2021
Dallas, Texas – January 31, 2022 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the third fiscal quarter ended December 31, 2021.
Third Quarter Fiscal Year 2022 Financial Highlights
•Total Investment Portfolio: $876.8 million
◦Credit Portfolio of $744.7 million:
▪91% 1st Lien Senior Secured Debt
▪$261.5 million in new committed credit investments
▪Weighted Average Yield on Debt Investments: 9.5%
▪Three credit investments currently on non-accrual with a fair value of $14.0 million, representing 1.6% of the total investment portfolio
•No additional credit investments placed on non-accrual during the quarter
◦Equity Portfolio of $74.5 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF")
▪$6.8 million in new equity co-investments
◦CSWC Investment in I-45 SLF of $57.6 million at fair value
▪I-45 SLF portfolio of $180.0 million
•Portfolio consists of 42 issuers: 95% 1st Lien Debt
▪$109.5 million of debt outstanding at I-45 SLF as of December 31, 2021
•I-45 SLF fund leverage of 1.52x debt to equity at fair value at quarter end
▪I-45 SLF paid a $1.7 million quarterly dividend to CSWC; an annualized yield of 11.8%
•Pre-Tax Net Investment Income: $11.8 million, or $0.51 per weighted average diluted share
•Dividends: Paid $0.47 per share Regular Dividend and $0.50 per share Supplemental Dividend
◦105% LTM Pre-Tax NII Regular Dividend Coverage
◦Total Dividends for the quarter ended December 31, 2021 of $0.97 per share
◦Undistributed Taxable Income at quarter end estimated at $0.32 per share
•Net Realized and Unrealized Appreciation on Investments: $0.7 million
◦$4.8 million of net appreciation related to the equity portfolio
◦$2.1 million of net depreciation related to the credit portfolio
◦$2.0 million of net depreciation related to I-45 SLF LLC

•Balance Sheet:
◦Cash and Cash Equivalents: $18.7 million
◦Total Net Assets: $387.3 million
◦Net Asset Value (“NAV”) per Share: $16.19

In commenting on the Company’s results, Bowen Diehl, President and Chief Executive Officer, stated, “Our portfolio continued to perform well this quarter, producing $0.51 of Pre-Tax Net Investment Income. Deal activity during the quarter was record setting, as we closed new commitments of approximately $268.3 million during the quarter. We also saw record volume in repayment activity with $158.4 million in proceeds received, generating $7.4 million in realized gains and a weighted average IRR on the exits of 16.2%. On the capitalization front, we continued to programmatically raise equity through our equity ATM program, raising $16.0 million in gross proceeds at 159% of the prevailing NAV per share during the quarter. Additionally, we raised $50 million in new institutional unsecured bonds with a coupon of 3.375%. As of the end of the quarter, our SBIC subsidiary had drawn $29 million of our initial $40 million leverage commitment from the Small Business Administration (the "SBA") at a weighted average interest rate of 1.43%. As a reminder, current SBA regulations provide for the ability to borrow up to $175 million in SBA-guaranteed debentures with at least $87.5 million in regulatory capital, subject to SBA approval. These financing activities continue to increase our earnings power allowing us to once again increase the dividend this quarter from $0.47 per share to $0.48 per share.”

Third Quarter Fiscal Year Investment Activities
Originations
During the quarter ended December 31, 2021, the Company originated investments in fourteen new portfolio companies and twelve existing portfolio companies, totaling $268.3 million in capital commitments. New portfolio company investment transactions that closed during the quarter ended December 31, 2021 are summarized as follows:
Winter Services Operations, LLC, $20.0 million 1st Lien Senior Secured Debt, $4.4 million Delayed Draw Term Loan, $4.4 million Revolving Loan: Winter Services provides snow and ice management services and de-icing agent distribution to commercial, industrial, and government customers across a growing footprint primarily based in the upper Midwest.
National Credit Care, LLC, $22.5 million 1st Lien Senior Secured Debt: National Credit Care is the second largest credit repair organization in the United States, consulting customers on credit health with the end goal of qualifying for a mortgage or receiving a lower mortgage rate.
Catbird NYC, LLC, $16.0 million 1st Lien Senior Secured Debt, $4.0 million Revolving Loan, $1.6 million Preferred Equity: Catbird NYC is a direct-to-consumer business that designs, manufactures, and sells Catbird brand delicate fine jewelry and offers a curated selection of jewelry and other products from third-party designers.
South Coast Terminals, LLC, $18.1 million 1st Lien Senior Secured Debt, $1.9 million Revolving Loan: South Coast Terminals is an independent contract manufacturer, bulk storage provider, packager and processor of specialty chemicals and lubricant additives.
ArborWorks, LLC, $13.0 million 1st Lien Senior Secured Debt, $3.0 million Revolving Loan, $0.1 million Preferred Equity: ArborWorks is a professional tree care firm that specializes in providing utility line clearing and vegetation management services on the West Coast.
Mercury Acquisition 2021, LLC (dba Tele-Town Hall), $12.5 million 1st Lien Senior Secured Debt, $3.3 million 2nd Lien Debt, Preferred Equity: Mercury Acquisition is a provider of mass communication service solutions that allow its customers to engage and manage large-scale audiences simultaneously using ultra-high-capacity, real-time voice and messaging products that provide significantly greater functionality than traditional webinar and conferencing services.
The Producto Group, LLC, $13.8 million 1st Lien Senior Secured Debt, $1.5 million Common Equity: The Producto Group is a manufacturer of high precision metal and plastic tooling components.
Lash OpCo, LLC, $6.5 million 1st Lien Senior Secured Debt, $7.0 million Delayed Draw Term Loan, $0.5 million Revolving Loan: Lash OpCo is a beauty-focused platform consisting of five brands, focused on eyelash beauty products and serum manufacturing.

Infolinks Media Buyco, LLC, $7.8 million 1st Lien Senior Secured Debt, $2.3 million Delayed Draw Term Loan, $1.0 million Common Equity: Infolinks is an exclusive digital ad placement provider that helps publishers monetize premium ad space through placement arrangements with programmatic buyers.
Air Conditioning Specialist, Inc., $9.0 million 1st Lien Senior Secured Debt, $1.0 million Revolving Loan, $0.5 million Preferred Equity: Air Conditioning Specialist is a provider of heating, ventilation, and air conditioning maitenance, retrofit, and new construction installation and service.
SIB Holdings, LLC, $7.4 million 1st Lien Senior Secured Debt, $1.9 million Delayed Draw Term Loan, $0.7 million Revolving Loan, $0.5 million Common Equity: SIB Holdings offers spend management and contract optimization solutions across a wide range of industries to help reduce their fixed overhead costs.
Spotlight AR, LLC, $7.5 million 1st Lien Senior Secured Debt, $2.0 million Revolving Loan, $0.8 million Common Equity: Spotlight is a provider of specialty analyst relations leveraging a proprietary software platform to unify the complexities of analyst relations processes and deliver expertise to its technology and services customers.
Everest Transportation Systems, LLC, $7.5 million 1st Lien Senior Secured Debt, $1.7 million Delayed Draw Term Loan: Everest Transportation Systems is a freight brokerage business that acts as an intermediary between large and medium shippers (with goods to move) and a fragmented base of carriers (with trucks to move goods).
ISI Enterprises, LLC, $5.0 million 1st Lien Senior Secured Debt, $2.0 million Revolving Loan, $1.0 million Preferred Equity: ISI Enterprises is a provider of managed services catering to the US Defense Industrial Base that need to comply with the National Industrial Security Program Operating Manual and Cybersecurity Maturity Model Certification regulations.

Prepayments and Exits
During the quarter ended December 31, 2021, the Company received full prepayments on eleven debt investments totaling $151.9 million and proceeds from the sale of one equity investment totaling $6.5 million.
VTX Holdings, Inc. (dba Vertex One): Proceeds of $21.6 million, generating an IRR of 13.9%.
ICS Distribution, LLC (dba Relevant Rental Solutions): Proceeds of $20.5 million, generating an IRR of 13.6%.
Clickbooth.com, LLC: Proceeds of $18.2 million, generating an IRR of 11.9%.
KMS, Inc.: Proceeds of $16.0 million, generating an IRR of 9.4%.
Broad Sky Networks LLC: Proceeds of $15.8 million, generating an IRR of 13.6%.
ASC Ortho Management Company, LLC: Proceeds of $15.0 million, generating an IRR of 12.1%.
ESCP DTFS, Inc. (dba Industrial Specialty Services): Proceeds of $11.7 million, generating an IRR of 12.3%.
Capital Pawn Holdings, LLC: Proceeds of $8.9 million, generating an IRR of 12.1%.
Adams Publishing Group, LLC: Proceeds of $8.6 million, generating an IRR of 11.2%.
Sonobi, Inc.: Proceeds of $8.5 million, generating an IRR of 13.7%.
Chemistry Rx Holdings, LLC: Proceeds of $7.1 million, generating an IRR of 14.8%.
Danforth Advisors, LLC: Proceeds of $6.5 million from sale of equity investment, generating an IRR of 99.2%.

Third Fiscal Quarter 2022 Operating Results
For the quarter ended December 31, 2021, Capital Southwest reported total investment income of $22.3 million, compared to $20.3 million in the prior quarter. The increase in investment income was primarily attributable to an increase in average debt investments outstanding and an increase in prepayment fees received from portfolio companies.
For the quarter ended December 31, 2021, total operating expenses (excluding interest expense) were $5.8 million, compared to $4.9 million in the prior quarter. The increase in expenses was primarily attributable to an increase in bonus accrual based on the Company's anticipated year end performance.
For the quarter ended December 31, 2021, interest expense was $4.7 million as compared to $5.4 million in the prior quarter. The decrease was primarily due to the redemption of the $140 million in aggregate principal amount of the October 2024 Notes (as defined below), which had an interest rate of 5.375%, and the issuance of the $150 million in aggregate principal amount of the October 2026 Notes (as defined below), which have an interest rate of 3.375%.
For the quarter ended December 31, 2021, total pre-tax net investment income was $11.8 million, compared to $10.0 million in the prior quarter.
For the quarter ended December 31, 2021, Capital Southwest had a tax benefit of $0.1 million as compared to a tax provision of $0.3 million in the previous quarter. The decrease was primarily related to activity in our Taxable Subsidiary.
During the quarter ended December 31, 2021, Capital Southwest recorded total net realized and unrealized gains on investments of $0.7 million, compared to $2.8 million in the prior quarter. For the quarter ended December 31, 2021, this included net realized and unrealized gains on equity investments of $4.8 million, net realized and unrealized losses on debt investments of $2.1 million and net unrealized losses on I-45 SLF LLC of $2.0 million. The net increase in net assets resulting from operations was $12.6 million for the quarter, compared to a net decrease in net assets of $4.6 million in the prior quarter.
The Company’s NAV at December 31, 2021 was $16.19 per share, as compared to $16.36 at September 30, 2021. The decrease in NAV per share from the prior quarter is due to the supplemental dividend of $0.50 per share paid to shareholders during the quarter, offset by net realized and unrealized appreciation on investments and the issuance of common stock at a premium to NAV per share under the Equity ATM Program (as described below).

Liquidity and Capital Resources
At December 31, 2021, Capital Southwest had approximately $18.7 million in unrestricted cash and money market balances, $190.0 million of total debt outstanding on the Credit Facility, $138.6 million, net of unamortized debt issuance costs, of the 4.50% Notes due January 2026 outstanding, $146.4 million, net of unamortized debt issuance costs, of the October 2026 Notes and $28.0 million, net of unamortized debt issuance costs, of SBA Debentures (as defined below) outstanding. As of December 31, 2021, Capital Southwest had $141.7 million in available borrowings under the Credit Facility and $11.0 million in undrawn SBA Debenture commitments. The regulatory debt to equity ratio at the end of the quarter was 1.23 to 1.
The Company has an "at-the-market" offering (the "Equity ATM Program") which the Company may offer and sell, from time to time through sales agents, shares of its common stock having an aggregate offering price of up to $100,000,000. On May 26, 2021, the Company (i) increased the maximum amount of shares of its common stock to be sold through the Equity ATM Program to $250,000,000 from $100,000,000 and (ii) reduced the commission paid to the sales agents for the Equity ATM Program to 1.5% from 2.0% of the gross sales price of shares of the Company's common stock sold through the sales agents pursuant to the Equity ATM Program on and after May 26, 2021.
During the quarter ended December 31, 2021, the Company sold 616,156 shares of its common stock under the Equity ATM Program at a weighted-average price of $25.97 per share, raising $16.0 million of gross proceeds. Net proceeds were $15.8 million after commissions to the sales agents on shares sold. Cumulative to date, the Company has sold 7,140,363 shares of its common stock under the Equity ATM Program at a weighted-average price of $22.17, raising $158.3 million of gross proceeds. Net proceeds were $155.5 million after commissions to the sales agents on shares sold. As of December 31, 2021, the Company has $91.7 million available under the Equity ATM Program.
In August 2021, the Company issued $100.0 million in aggregate principal amount of 3.375% Notes due 2026 (the "Existing October 2026 Notes"). The Existing October 2026 Notes were issued at a price of 99.418% of the aggregate principal amount of the Existing October 2026 Notes, resulting in a yield-to-maturity of 3.5%. In November 2021, the

Company issued an additional $50.0 million in aggregate principal amount of the October 2026 Notes (the "Additional October 2026 Notes" together with the Existing October 2026 Notes, the "October 2026 Notes"). The Additional October 2026 Notes were issued at a price of 99.993% of the aggregate principal amount, resulting in a yield-to-maturity of approximately 3.375% at issuance. The Additional October 2026 Notes are treated as a single series with the Existing October 2026 Notes under the indenture and had the same terms as the Existing October 2026 Notes. The October 2026 Notes mature on October 1, 2026 and may be redeemed in whole or in part at any time prior to July 1, 2026, at par plus a "make-whole" premium, and thereafter at par. The October 2026 Notes bear interest at a rate of 3.375% per year, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2022. The October 2026 Notes are the direct unsecured obligations of the Company and rank pari passu with our other outstanding and future unsecured unsubordinated indebtedness and are effectively or structurally subordinated to all of our existing and future secured indebtedness, including borrowings under our Credit Facility and the SBA Debentures.
In August 2016, CSWC entered into a senior secured credit facility (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Facility”) to provide additional liquidity to support its investment and operational activities. The Credit Facility contains an accordion feature that allows CSWC to increase the total commitments under the Credit Facility up to $400 million from new and existing lenders on the same terms and conditions as the existing commitments. On August 9, 2021, CSWC entered into the Second Amended and Restated Senior Secured Revolving Credit Agreement (the "Credit Agreement"). Prior to the Credit Agreement, (1) borrowings under the Credit Facility accrued interest on a per annum basis at a rate equal to the applicable LIBOR rate plus 2.50% with no LIBOR floor, and (2) the total borrowing capacity was $340 million with commitments from a diversified group of eleven lenders. The Credit Agreement (1) decreased the total borrowing capacity under the Credit Facility to $335 million with commitments from a diversified group of ten lenders, (2) reduced the interest rate on borrowings to LIBOR plus 2.15% with no LIBOR floor and removed conditions related thereto as previously set forth in the Amended and Restated Senior Secured Revolving Credit Agreement, and (3) extended the end of the Credit Facility's revolver period from December 21, 2022 to August 9, 2025 and extended the final maturity from December 21, 2023 to August 9, 2026. The Credit Agreement also modified certain covenants in the Credit Facility, including, among other things, to increase the minimum obligors’ net worth test from $180 million to $200 million. CSWC pays unused commitment fees of 0.50% to 1.00% per annum, based on utilization, on the unused lender commitments under the Credit Facility.
On April 20, 2021, our wholly owned subsidiary, Capital Southwest SBIC I, LP (“SBIC I”), received a license from the SBA to operate as a Small Business Investment Company ("SBIC") under Section 301(c) of the Small Business Investment Act of 1958, as amended. The SBIC license allows SBIC I to obtain leverage by issuing SBA-guaranteed debentures ("SBA Debentures"), subject to the issuance of a leverage commitment by the SBA. SBA debentures are loans issued to an SBIC which have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. Current statutes and regulations permit SBIC I to borrow up to $175 million in SBA Debentures with at least $87.5 million in regulatory capital, subject to SBA approval. On May 25, 2021, SBIC I received a leverage commitment from the SBA in the amount of $40.0 million to be issued on or prior to September 30, 2025.
In November 2015, I-45 SLF entered into a senior secured credit facility led by Deutsche Bank. The I-45 credit facility has total commitments outstanding of $150 million from a group of four bank lenders, which is scheduled to mature in March 2026. Borrowings under the I-45 credit facility bear interest at a rate equal to LIBOR plus 2.15%. As of December 31, 2021, I-45 SLF had $109.5 million in borrowings outstanding under its credit facility.

Share Repurchase Program
On July 28, 2021, the Company's board of directors (the "Board") approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding shares of common stock in the open market at certain thresholds below its NAV per share, in accordance with guidelines specified in Rules 10b5-1(c)(1)(i)(B) and 10b-18 under the Securities Exchange Act of 1934. On August 31, 2021, the Company entered into a share repurchase agreement, which became effective immediately, and the Company shall cease purchasing its common stock under the share repurchase program upon the earlier of, among other things: (1) the date on which the aggregate purchase price for all shares equals $20 million including, without limitation, all applicable fees, costs and expenses; or (2) upon written notice by the Company to the broker that the share repurchase agreement is terminated. During the quarter ended December 31, 2021, the Company did not repurchase any shares of the Company’s common stock under the share repurchase program.

Declared Dividend of $0.48 Per Share for Quarter Ended March 31, 2022

On January 26, 2022, the Board declared a quarterly dividend of $0.48 per share for the quarter ended March 31, 2022.
The Company's dividend will be payable as follows:

Quarterly Dividend

Amount Per Share: $0.48
Ex-Dividend Date: March 14, 2022
Record Date: March 15, 2022
Payment Date: March 31, 2022

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Third Quarter 2022 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, February 1, 2022, at 11:00 a.m. Eastern Time to discuss the third quarter 2022 financial results. You may access the call by dialing (866) 502-8274 and using the Conference ID 4575014 at least 10 minutes before the call. The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/gtr5rdsv.
A telephonic replay will be available through February 8, 2022 by dialing (855) 859-2056 and using the Conference ID 4575014. An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended December 31, 2021 to be filed with the Securities and Exchange Commission and Capital Southwest’s Third Fiscal Quarter 2022 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $877 million in investments at fair value as of December 31, 2021. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $30 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to:

changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; regulatory changes; tax treatment and general economic and business conditions; our ability to operate our wholly owned subsidiary, SBIC I, as an SBIC; and uncertainties associated with the continued impact from the COVID-19 pandemic, including its impact on the global and U.S. capital markets and the global and U.S. economy, the length and duration of the COVID-19 outbreak in the United States as well as worldwide and the magnitude of the economic impact of that outbreak; the effect of the COVID-19 pandemic on our business prospects and the operational and financial performance of our portfolio companies, including our ability and their ability to achieve their respective objectives, and the effects of the disruptions caused by the COVID-19 pandemic on our ability to continue to effectively manage our business.
Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2021 and subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	December 31,	March 31,
	2021	2021
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $673,871 and $540,556, respectively)	$691,229	$546,028
Affiliate investments (Cost: $136,929 and $90,201, respectively)	127,947	85,246
Control investments (Cost: $76,000 and $72,800, respectively)	57,589	57,158
Total investments (Cost: $886,800 and $703,557, respectively)	876,765	688,432
Cash and cash equivalents	18,668	31,613
Receivables:
Dividends and interest	8,966	10,533
Escrow	1,344	1,150
Other	274	171
Income tax receivable	33	155
Debt issuance costs (net of accumulated amortization of $4,340 and $3,582, respectively)	4,271	2,246
Other assets	2,234	1,284
Total assets	$912,555	$735,584

Liabilities
SBA Debentures (Par value: $29,000 and $0, respectively)	$27,965	$—
October 2024 Notes (Par value: $0 and $125,000, respectively)	—	122,879
January 2026 Notes (Par value: $140,000 and $140,000, respectively)	138,630	138,425
October 2026 Notes (Par value: $150,000 and $0, respectively)	146,357	—
Credit facility	190,000	120,000
Other liabilities	13,392	11,655
Accrued restoration plan liability	2,853	2,979
Income tax payable	1,527	50
Deferred tax liability	4,494	3,345
Total liabilities	525,218	399,333

Commitments and contingencies (Note 10)

Net Assets
Common stock, $0.25 par value: authorized, 40,000,000 shares; issued, 26,265,215 shares at December 31, 2021 and 23,344,836 shares at March 31, 2021	6,566	5,836
Additional paid-in capital	424,250	356,447
Total distributable (loss) earnings	(19,542)	(2,095)
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	387,337	336,251
Total liabilities and net assets	$912,555	$735,584
Net asset value per share (23,925,703 shares outstanding at December 31, 2021 and 21,005,324 shares outstanding at March 31, 2021)	$16.19	$16.01

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Investment income:
Interest income:
Non-control/Non-affiliate investments	$14,805	$11,306	$42,873	$31,010
Affiliate investments	2,116	1,774	4,774	5,715
Control investments	—	—	—	—
Payment-in-kind interest income:
Non-control/Non-affiliate investments	614	980	1,717	3,224
Affiliate investments	200	627	951	1,265
Control investments	—	—	—	—
Dividend income:
Non-control/Non-affiliate investments	—	1,235	1,570	1,589
Affiliate investments	9	—	9	—
Control investments	1,705	1,681	4,862	5,144
Fee income:
Non-control/Non-affiliate investments	2,591	1,394	4,005	2,817
Affiliate investments	267	40	413	107
Control investments	—	—	—	—
Other income	4	3	12	18
Total investment income	22,311	19,040	61,186	50,889
Operating expenses:
Compensation	3,353	2,444	7,083	6,125
Share-based compensation	849	771	2,848	2,236
Interest	4,655	4,528	15,015	13,253
Professional fees	607	538	1,956	1,691
General and administrative	1,010	787	2,968	2,339
Total operating expenses	10,474	9,068	29,870	25,644
Income before taxes	11,837	9,972	31,316	25,245
Federal income, excise and other taxes	68	195	283	587
Deferred taxes	(130)	1,260	365	1,003
Total income tax provision (benefit)	(62)	1,455	648	1,590
Net investment income	$11,899	$8,517	$30,668	$23,655
Realized gain (loss)
Non-control/Non-affiliate investments	$4,017	$(127)	$6,561	$(5,325)
Affiliate investments	140	—	140	(1,628)
Control investments	—	—	—	—
Income tax provision	(1,442)	—	(1,442)	—
Total net realized gain (loss) on investments, net of tax	2,715	(127)	5,259	(6,953)
Net unrealized (depreciation) appreciation on investments
Non-control/Non-affiliate investments	3,165	5,593	12,558	16,417
Affiliate investments	(3,849)	245	(4,700)	(1,012)
Control investments	(2,049)	2,152	(2,769)	11,075
Income tax benefit (provision)	679	(719)	(783)	(1,968)
Total net unrealized (depreciation) appreciation on investments, net of tax	(2,054)	7,271	4,306	24,512
Net realized and unrealized gains on investments	661	7,144	9,565	17,559
Realized loss on extinguishment of debt	—	(262)	(17,087)	(548)
Net increase (decrease) in net assets from operations	$12,560	$15,399	$23,146	$40,666

Pre-tax net investment income per share - basic and diluted	$0.51	$0.52	$1.40	$1.36
Net investment income per share – basic and diluted	$0.51	$0.45	$1.37	$1.27
Net increase (decrease) in net assets from operations – basic and diluted	$0.54	$0.80	$1.03	$2.18
Weighted average shares outstanding – basic and diluted	23,432,522	19,134,824	22,393,935	18,629,463